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                                  EXHIBIT 10.8



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of the 27th day of June, 1996 (this "Agreement") between Exsorbet Industries, Inc., an Idaho corporation ("the Company"), KR Acquisition, Inc. (the "Acquiring Company") and Kenneth
R. McDonald ("Employee").

         WHEREAS, the Acquiring Company is a wholly owned subsidiary of the Company; and

         WHEREAS, the Acquiring Company desires to employ Employee to serve as a technical consultant and to perform various functions and duties related thereto; and

         WHEREAS, the Company desires to employ Employee to serve as a technical and public relations consultant and as a vice-president and to perform various functions and duties related thereto; and

         WHEREAS, Employee desires to be employed by the Company and Acquiring company upon the terms and conditions stated herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company, the Acquiring Company and Employee agree as follows:

         1. Definition of Employer. As used herein, the term "Employer," shall collectively refer to Exsorbet Industries, Inc., an Idaho corporation, and KR Acquisition, Inc., an Arkansas corporation, or the successor corporations of both such corporations. Any obligations imposed upon the employer herein shall be jointly and severally imposed upon both the Company and the Acquiring Company. However, the Company shall be vested with total discretion in determining whether the obligations shall be met by the Company or the Acquiring Company, provided that the obligations of the Employer shall be fully met.

         2. Employment. The Employer agrees to employ Employee for a period of five years beginning as of the date of hereof. Employee agrees to be employed by the Employer for such period of time. Employee will observe all policies and procedures of the Company and the Acquiring Company as are applicable to similarly situated senior management employees and conduct himself in accordance with all lawful directions from the Employer. Employee shall use his best efforts in the performance of the duties of this employment as designated by the Employer and shall, at all times, conduct himself so as to reflect favorably upon the Employer.

         3. Company Benefits. Employee will be the beneficiary of and permitted to participate in all of the Employer's standard benefit plans which are from time to time and made available to
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similarly situated management level employees.  Such benefits may, from time to time, be changed or modified, provided that such modification is applicable to all similarly situated management level employees. The provisions of all benefit plans of the Employer shall conform to the provisions of the Employment Retirement Income Security Act ("ERISA").

         4. Specific Benefits. Employer benefits shall specifically provide for:

         (a) a reasonable period of annual vacation leave to be determined by the President of the Company;

         (b) paid holiday leave on any holiday which the regularly employed, full-time employees of the Company, receive payment without being present on a national holiday; and

         (c) all other benefit plans presently or hereafter available to similarly situated management level employees of the Company.

         5. Duties. Employee shall perform such duties and functions and shall have such responsibilities as shall reasonably be designated by the Employer from time to time, provided that such duties are generally consistent with the duties of Employee specified below. All duties imposed by the Company will be imposed in good faith. Such duties shall include the following:

         (a) acting in the capacity as a technical consultant to KR Acquisition, Inc., or its successor, and generally performing such duties as have been performed by Employee in connection with Employee's operation of KR Industrial Services of Alabama, Inc., an Alabama corporation, during the two year period immediately prior to acquisition of KR Industrial Services of Alabama, Inc. by KR Acquisition, Inc.; (b) acting in the capacity as a technical and human relations consultant to Exsorbet Industries, Inc., or its successor;
         (c) acting in the capacity as a vice-president of Exsorbet Industries, Inc. or its successor; (d) performing such management level duties as are reasonably imposed by the president or Board of Directors of Exsorbet Industries, Inc., or its successor; and (e) performing such duties as are reasonably imposed by the Employer in connection with the duties identified above.

         6. Compensation. The Employer, or one of them, shall pay Employee an annual salary of $100,000.00, to be paid in bi-weekly. Provided however, that the Employer, or one of them, may change the frequency with which payment of compensation occurs but such frequency shall never be less than one time per month.

         7. Hours. The Employer recognizes that the work hours of Employee will be varied due to demands imposed by Employee's position, the industry, various subsidiaries, stockholders and





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stock brokers, legal and regulatory requirements, public relations, asset acquisition, and other factors. Therefore, a strict hourly work schedule would be impractical and unfeasible. Employee is expected to perform his duties in a reasonable and timely fashion. If, at any time, the Employer determines that the hours being maintained by Employee are unreasonable, the Company shall provide written notice to Employee along with a request for a specific work schedule consisting of approximately forty (40) hours per week to be performed between Monday and Friday of each week, during normal business hours.

         8.      Bonus Plan.   (A)  Employee shall be eligible to acquire
additional stock of Exsorbet Industries, Inc. pursuant to the 1995 Employee Incentive Plan of Exsorbet Industries, Inc. All stock issued pursuant to the plan is restricted pursuant to Rule 144 of the United States Securities & Exchange Commission. For purposes of this section, the value of each stock option to acquire one share of restricted Exsorbet Industries, Inc. stock shall be computed by taking the five day average closing price of the common stock of Exsorbet Industries, Inc., as reported by Bloomberg, L.P., for the five day period immediately prior to issuance of the stock options.

         (B) Based on the achievement of successful sales goals by Employee (which will include sales by Carolyn McDonald as well), Employee shall be given options to acquire stock entitled to acquire restricted common stock of Exsorbet Industries, Inc. in the following number of shares: (i) 192,926 shares on June 27, 1997; (ii) 192,926 shares on June 27, 1998; and (iii) 128,617 shares on June 27,1999. All stock options issued pursuant to this subparagraph (B) shall be exercisable at $0.25 per share. The options will be subject to the standard terms of all options issued pursuant to the 1995 Employee Incentive Plan of Exsorbet Industries, Inc. ("the plan"), without regard to whether such shares are issued pursuant to the plan. The successful sales goals, referred to above, will be determined by Larry Woodcock or his successor, with the approval of the Board of Directors of Exsorbet Industries,
Inc.   Should Employee fail to be employed by Employer for a period of three years due to either his death or disability, any stock option rights pursuant to this subparagraph which had already vested would then become the right and property of Carolyn McDonald. Under the specified circumstances, Carolyn McDonald would also be entitled to attempt to meet the acceptable sales goals referred to in this paragraph and determined by Larry Woodcock, with approval of the Board of Directors of Exsorbet Industries, Inc., and upon meeting such goals, the stock option rights specified in this paragraph would become the right of Carolyn McDonald. Notwithstanding any other provision herein, Carolyn McDonald is a third party beneficiary of this Agreement for this limited purpose as specified in this subparagraph.

         9. Car Allowance. Employee shall be provided with a monthly car allowance in the amount of $500.00 per month. Such amount shall be reported on Form W-2 provided to the United States Internal Revenue Service.

         10. Indemnification and Liability Insurance. The Company agrees to attempt to provide officers liability insurance insuring Employee against liability resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided





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that such insurance shall not provide coverage against intentional misconduct.
Furthermore, the Company agrees to indemnify Employee for any liability imposed upon Employee resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided that such indemnification shall not be provided against intentional misconduct.

         11.     Reimbursement of Expenses.   During the term of this
Agreement, the Company will reimburse Employee for all authorized, ordinary and necessary expenses incurred by him in connection with the business of the Company. Reimbursement of such expenses shall be paid monthly, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

         12. Noncompetition and Nondisclosure. Employee acknowledges that the Employee has or will provide confidential information and trade secrets about its business, sales policies, and manufacturing methods. Employee understands that the nature of the business is such that the relationship between the Employer and its customers is maintained through close personal contact with the Employer's employees. Therefore, Employee agrees that during the period of his employment and for a period of two years immediately following termination of such employment, Employee will not, directly or indirectly, for himself or on behalf of others, as an individual on his own account or as an employee, agent, or Employee for any person, partnership, firm, or corporation own, manage, control or operate any business which is in competition with the business of the Company or the Acquiring Company in the states of Alabama, Arkansas, Mississippi, Louisiana, Oklahoma, or Texas.

         13. Divulging Confidential Information. Employee also agrees that during the period of his employment and for two years thereafter he will not use, give, or divulge to any person anywhere who is not an authorized employee of the Employer, any trade secrets, list of customers, price lists, or other specialized information which Employee learned while with the Employer.

         14. Inducing Other Employees. Employee agrees that for a period of two years after the termination of his employment with the Employer, he will not:

         (a) induce or attempt to induce any employee to terminate employment with the Employer or any subsidiary of Exsorbet Industries, Inc.;

         (b) interfere with or disrupt Employer's relationship with other employees; or

         (c) solicit, entice, take away, or employ any person employed with the Employer or any subsidiary of Exsorbet Industries, Inc.





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Provided however, the provisions of this paragraph shall have no effect with respect to good faith actions taken by Employee as a management level employee, officer, or director of the Employer. Such provisions shall not be construed as limiting the right and obligation of Employee to make decisions and take actions with respect to employees under his supervision.

         15. Termination. This employment agreement may be terminated at any time:

         (a)     by Employee's death; or

         (b)     by the Company for due cause as defined below.

         The term "due cause" for purposes of this Section shall be defined as
(a) intentional or reckless misrepresentation by Employee to the Employer's customers or potential customers of the Company's ability to provide its products or services; (b) a wrongful act or acts by Employee which results in a direct financial loss to the Employer or any subsidiary of Exsorbet Industries, Inc.; (c) conviction of Employee of a felony crime; or (d) repeated failure by Employee to comply with the provisions of this agreement or reasonably imposed policies of the Employer following written notice from the Company or Acquiring Company of future action demanded by the Employee..

         16. Waiver. Failure of any party to exercise any rights under this Agreement, or to insist on full performance of all obligations hereunder shall not be construed as waiving any such rights.

         17. Entire Agreement. This Agreement is the entire agreement between the parties. Employee agrees that no other promises or inducements have been made to him unless contained in writing, attached hereto or incorporated herein by reference. This Agreement shall be binding upon the parties, their successors and assigns. This Agreement may not be modified unless such modification is made in writing and signed by all parties.

         18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not effect the validity or enforceability of the other provisions.

         19. Headings. Titles of the paragraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

         20. No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties. Provided, however, that any rights which might accrue to the benefit of the Employee herein shall accrue to the benefit of the Employees heirs or estate.





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         21.     Binding Effect.  This agreement shall be binding upon the
parties, their successors and assigns. It is specifically understood that all rights, duties, and obligations of the Company and/or the Acquiring Company shall bind and inure to the benefit of any successor corporations.

         22. Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first written.

                                        EXSORBET INDUSTRIES, INC.,
                                        an Idaho corporation


                                        By:  /s/ Edward L. Schrader,Ph.D.
                                            -----------------------------------
                                              Authorized Officer

                                        KR ACQUISITION, INC.,
                                        an Arkansas corporation


                                        By:  /s/ Dr. Edward L. Schrader
                                            -----------------------------------
                                              Authorized Officer



                                        EMPLOYEE:


                                         /s/ Kenneth R. McDonald
                                        ---------------------------------------
                                        Kenneth R. McDonald





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